Exhibit 99.1

    KEWAUNEE SCIENTIFIC REPORTS RESULTS FOR THE SECOND QUARTER AND QUARTERLY
                                    DIVIDEND

    STATESVILLE, N.C., Nov. 29 /PRNewswire-FirstCall/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported results for its second quarter ended October 31, 2006.

    Net earnings for the quarter were $569,000, or $0.23 per diluted share, an increase of 138% over net earnings of $239,000, or $0.10 per diluted share, in the same period last year. Earnings for the quarter benefited from increased profit margins, lower manufacturing and operating costs, and increased earnings of the Company's international operations.

    Sales for the quarter were $21,385,000, a decrease of 4.2% from sales of $22,319,000 in the same period last year. The volume of domestic sales continues to be adversely affected as larger portions of the construction budget dollars of pharmaceutical companies are being allocated to overseas projects to take advantage of lower research costs. The Company's international business continued to experience strong growth in sales and earnings, as sales of the Company's Asian subsidiaries during the quarter doubled from the same period last year to $4.3 million. Sales from domestic operations, which declined from the same period last year, were also unfavorably impacted by delays in the awarding of construction projects, as many project budgets are reexamined because of higher than expected project costs. The order backlog at October 31, 2006 was $34.3 million, down from $36.4 million at April 30, 2006.

    "We made good progress during the quarter in a number of important areas," said William A. Shumaker, President and Chief Executive Officer. "Our factories are running extremely well. We are now experiencing much lower manufacturing costs from the Company's capital projects completed in the second half of last year and from our 'Lean' manufacturing initiatives, which allow us to produce parts just in time to meet customer requirements. Our strategy to increase sales representation and capabilities in India and China is progressing well, and our Asian subsidiaries have become a significant source of our revenue and earnings. Also, after many months of what seemed to be relentless increases in material and energy costs, we received some welcome relief during the quarter as steel prices stabilized and energy prices abated.

    "We remain optimistic about Kewaunee's long-term success and profitability, both in the domestic and international markets," Mr. Shumaker continued. "Regarding our current fiscal year, we expect the last six months to be profitable and much improved over the same period last year."

    The Company's balance sheet remained strong at the end of the quarter. Working capital was $11.6 million, up from $11.0 million at April 30, 2006. Total bank debt and capital lease obligations at October 31, 2006 were $9.1 million, unchanged from April 30, 2006, resulting in a debt to equity ratio of ..35-to-1 at the end of the quarter.

    Net earnings for the six months ended October 31, 2006 were $702,000, or $0.28 per diluted share. Net earnings for the comparable period of the prior year, which benefited from an after-tax gain of $540,000 related to the sale of the Company's property in Texas, were $1,002,000, or $0.40 per diluted share. Excluding this gain on the sale of property, net earnings in the prior year period were $462,000, or $0.18 per diluted share.

    Sales for the six months ended October 31, 2006 were $40,679,000, a decrease of 4.6% from sales of $42,627,000 in the same period last year. Sales of the Company's Asian subsidiaries increased 66.5%, while sales from domestic operations declined 12.3% from the prior year period.

    The Company also announced today that its Board of Directors approved a cash dividend of seven cents per outstanding share to stockholders of record at the close of business on December 11, 2006, payable on December 22, 2006.

    Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of scientific and technical furniture. The Company's corporate headquarters and manufacturing facilities are located in Statesville, North Carolina. The Company also has subsidiaries in Singapore and Bangalore, India that serve the Asian markets. Kewaunee Scientific's website is located at http://www.kewaunee.com.

    Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.

    Contact:  D. Michael Parker
              704/871-3290

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

                                                 Three Months Ended             Six Months Ended
                                                     October 31                    October 31
                                             ---------------------------   ---------------------------
                                                 2006           2005           2006           2005
                                             ------------   ------------   ------------   ------------
Net sales                                    $     21,385   $     22,319   $     40,679   $     42,627
Cost of products sold                              17,305         18,834         33,471         35,756
Gross profit                                        4,080          3,485          7,208          6,871
Other operating income                                 --             --             --            884*
Operating expenses                                  2,899          2,953          5,536          5,873
Operating earnings                                  1,181            532          1,672          1,882

Other income (expense)                                 26              1             44             (4)
Interest expense                                     (195)          (118)          (382)          (205)

Earnings before income taxes                        1,012            415          1,334          1,673
Income tax expense                                    328            137            406            594

Earnings before minority interests                    684            278            928          1,079
Minority interest in subsidiaries                     115             39            226             77
Net earnings                                 $        569   $        239   $        702   $      1,002*

Net earnings per share
       Basic                                 $       0.23   $       0.10   $       0.28   $       0.40
       Diluted                               $       0.23   $       0.10   $       0.28   $       0.40
Weighted average number of common
 shares outstanding (in thousands)
       Basic                                        2,492          2,492          2,492          2,492
       Diluted                                      2,492          2,493          2,493          2,493

* Includes a non-recurring pretax gain of $884,000 and an after-tax gain of $540,000, or $.22 per diluted share, on the sale of property.

Condensed Consolidated Balance Sheets
(in thousands)

                                              October 31      April 30
                                                 2006           2006
                                             ------------   ------------
                                             (unaudited)
Assets
Cash and cash equivalents                    $        738   $        929
Restricted cash                                       404            399
Receivables, less allowances                       22,358         23,199
Inventories                                         5,346          5,860
Prepaid expenses and other current assets           1,136          1,011
  Total current assets                             29,982         31,398
Net property, plant and equipment                  11,068         11,163
Other assets                                        8,182          7,911
Total Assets                                 $     49,232   $     50,472

Liabilities and Stockholders' Equity
Short-term borrowings                        $      8,137   $      8,216
Current obligations under capital leases              343            260
Accounts payable                                    6,377          9,074
Other current liabilities                           3,506          2,823
  Total current liabilities                        18,363         20,373
Other non-current liabilities                       4,955          4,553
Total stockholders' equity                         25,914         25,546
Total Liabilities and Stockholders' Equity   $     49,232   $     50,472

SOURCE  Kewaunee Scientific Corporation
    -0-                             11/29/2006
    /CONTACT: D. Michael Parker of Kewaunee Scientific Corporation, +1-704-871-3290/
    /Web site:  http://www.kewaunee.com /
    (KEQU)